Exhibit 99.1

Contact:	William G. Schultz, President and Chief Executive Officer David T. McGraw, Vice President-Finance and Chief Financial Officer

CSI ANNOUNCES DEPARTURE OF MEL ALBISTON AS VICE PRESIDENT AND
GENERAL MANAGER OF JDL TECHNOLOGIES, INC.

(Minnetonka, Minnesota) — September 21, 2011 — Communications Systems, Inc (“CSI”) announced today that Mel Albiston has announced his resignation as Vice President and General Manager of JDL Technologies, Inc. (“JDL”), a wholly owned subsidiary of CSI, effective September 19, 2011. JDL provides IT solutions, including network design, computer infrastructure installations, IT service management, change management, network security and network operations services.

Mr. Albiston has been the Vice President and General Manager of JDL since January 11, 2010. Prior to his service with JDL, Mr. Albiston worked for 3M Company in a number of management positions.

William G. Schultz, CSI’s President and Chief Executive Officer, stated: “We are very grateful for the efforts Mr. Albiston has given us and the leadership that he has demonstrated during his tenure with JDL. We wish him all the best in his new endeavors. JDL will immediately start the search to fill this important position.”

About Communications Systems. Inc.

CSI provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice grade connecting devices and wiring systems. CSI serves the broadband market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. CSI also supplies copper wire and fiber optic structured wiring systems for broadband networks and line filters for digital subscriber line (“DSL”) service. CSI also provides network design, training and management services.